MORGAN STANLEY INVESTMENT MANAGEMENT ADVISED FUNDS
Rule 10f-3 Transactions (Purchase of Securities by Portfolio
From an Underwriting Syndicate in which an Affiliate is a Member)(1) "January 1, 2003 - June 30, 2003"


				         PRICE   SHARES/	AMT OF
		 PARTICIPATING    TRADE   PER     PAR    PUR'D  OFFER     %
UNDERWRITING	 PORTFOLIO(s)      DATE  SHARE(2) AMT    FROM   (000)     UW

Amylin Pharma-
 ceuticals, Inc. Technology       1/16/03 16.60   1,900    GS  152,720  0.021%

PETCO Animal
 Supplies, Inc.  Small Co. Growth 5/22/03 19.65  21,000    GS  176,850  0.233%

(1) All transactions were completed in accordance with Rule 10f-3 and Board approved Rule 10f-3 procedures.
(2) All prices in U.S. Dollar unless otherwise noted

AMT - Amount
PUR'D - Purchased
GS - Goldman Sachs